Exhibit 99.1

Humacyte to Present Long-Term Follow-Up Data from Phase 2 Vascular Access Trial at Charing Cross (CX) International Symposium 2021

Durham, N.C. – March 5, 2021 – Humacyte, Inc., a clinical-stage biotechnology platform company developing universally implantable bioengineered human tissue at commercial scale, today announced that the clinical results of five-year outcomes in patients receiving the human acellular vessels (HAV) for arteriovenous (AV) access in hemodialysis have been accepted for oral presentation at the Charing Cross (CX) International Symposium taking place virtually April 19-22, 2021. On February 17, 2021, Alpha Healthcare Acquisition Corp. (Nasdaq: AHAC) (“AHAC”), a special purpose acquisition company, and Humacyte announced the execution of a definitive business combination agreement along with a fully committed $175 million PIPE financing agreement.

The presentation will include five-year outcomes on patients who completed the prospective Phase 2 trial and continued routine dialysis utilizing the HAV for access to the bloodstream. The results are supportive of Humacyte’s ongoing development program in AV access which includes a Phase 3 trial in AV access to enable hemodialysis in which patients are randomized to receive either an HAV or an autogenous fistula, the current standard of care.

The details of the presentation are as follows:

Title: Update on bioengineered grafts for vascular access

Date / time: Tuesday, April 20,14:00 to 19:30 GMT (9:00 to 14:30 ET)

Presenting author: Jeffrey Lawson, M.D., Ph.D., Chief Surgical Officer, Humacyte

The CX Symposium is the leading global vascular symposium that brings together more than 4,000 vascular specialists from nearly 80 countries to discuss vascular and endovascular controversies. For more information, visit www.cxsymposium.com.

About HAV

Human Acellular Vessels (HAV) are engineered off-the-shelf replacement vessels initially being developed for vascular repair, reconstruction and replacement. HAV is intended to overcome long-standing limitations in vessel tissue repair and replacement – it is manufactured at commercial scale, eliminates the need for harvesting a vessel from a patient, and clinical evidence suggests they are non-immunogenic, infection-resistant, and become durable living tissue. HAV is currently being evaluated in two Phase 3 trials in AV access and a Phase 2/3 trial for vascular trauma, and has been used in more than 430 patient implantations. It is the first product to receive Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration, and has also received FDA Fast Track designation.

About Humacyte

Humacyte, Inc., is developing a disruptive biotechnology platform to deliver universally implantable bioengineered human tissues and organs designed to improve the lives of patients and transform the practice of medicine. The Company develops and manufactures acellular tissues to treat a wide range of diseases, injuries and chronic conditions. Humacyte’s initial opportunity, a portfolio of human acellular vessels (HAVs), is currently in late-stage clinical trials targeting multiple vascular applications, including vascular trauma repair, arteriovenous access for hemodialysis, and peripheral arterial disease. Pre-clinical development is also underway in coronary artery bypass grafts, pediatric heart surgery, treatment of type 1 diabetes, and multiple novel cell and tissue applications. Humacyte’s HAVs were the first product to receive the FDA’s Regenerative Medicine Advanced Therapy (RMAT) expedited review designation and received priority designation for the treatment of vascular trauma by the U.S. Secretary of Defense. For more information, visit www.Humacyte.com.

About Alpha Healthcare Acquisition Corp.

Alpha Healthcare Acquisition Corp. (ticker: AHAC) is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses in the healthcare sector (“AHAC”). The company was founded by Mr. Rajiv Shukla who has two decades of buyouts, investments and operations experience in the healthcare industry. Mr. Shukla previously served as Chairman and Chief Executive Officer of Constellation Alpha Capital Corp., a Nasdaq-listed special purpose acquisition company, that merged with DermTech, Inc (ticker: DMTK) in August 2019. On February 17, 2021, AHAC announced a definitive agreement to merge with Humacyte, Inc. along with a concurrent fully committed PIPE placement of $175 million of AHAC common shares at a price of $10.00 per share.

Important Information About the Merger and Where to Find It

A full description of the terms of the business combination will be provided in a registration statement on Form S-4 to be filed with the SEC by AHAC that will include a prospectus with respect to the Combined Company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of AHAC to vote on the business combination. AHAC urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about AHAC, Humacyte and the business combination.  After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of AHAC as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Alpha Healthcare Acquisition Corp., Attn: Secretary, 1177 Avenue of the Americas, 5th Floor, New York, New York 10036. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

AHAC and Humacyte and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of AHAC is set forth in AHAC’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on September 17, 2020, and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Alpha Healthcare Acquisition Corp., Attn: Secretary, 1177 Avenue of the Americas, 5th Floor, New York, New York 10036. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the AHAC shareholders in connection with the proposed business combination will be set forth in the registration statement containing the proxy statement/prospectus for the proposed business combination when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the business combination, the proceeds of the business combination, the initial market capitalization of the Combined Company and the benefits of the business combination, as well as statements about the potential attributes and benefits of Humacyte’s product candidates and the format and timing of Humacyte’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to complete the business combination due to the failure to obtain approval from Alpha Healthcare Acquisition Corp.’s shareholders or satisfy other closing conditions in the Business Combination Agreement, the occurrence of any event that could give rise to the termination of the Business Combination Agreement, the ability to recognize the anticipated benefits of the business combination, the outcome of any legal proceedings that may be instituted against Alpha Healthcare Acquisition Corp. or Humacyte following announcement of the proposed business combination and related transactions, the impact of COVID-19 on Humacyte’s business and/or the ability of the parties to complete the business combination, the ability to obtain or maintain the listing AHAC’s common stock on Nasdaq following the proposed business combination, costs related to the proposed business combination, changes in applicable laws or regulations, the possibility that Alpha Healthcare Acquisition Corp. or Humacyte may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by AHAC with the SEC and those included under the header “Risk Factors” in the final prospectus of AHAC related to its initial public offering. Most of these factors are outside of AHAC’s and Humacyte’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Humacyte Investor Contact:

Doug Blankenship

CFO, Humacyte

dblankenship@humacyte.com

Humacyte Media Contacts:

Juliana Blum

EVP, Commercial

blum@humacyte.com

Heather Anderson

handerson@6degreespr.com

AHAC Contact:

Patrick Sturgeon

Chief Financial Officer

info@alphaspac.com

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